SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  October 15, 1999

                              LAS VEGAS SANDS, INC.
                              ---------------------
             (Exact name of registrant as specified in its charter)

   Nevada                          333-42147                      04-3010100
   ------                          ---------                      ----------
(State or other                   (Commission                   (IRS Employer
jurisdiction                      File Number)               Identification No.)
of incorporation)

3355 Las Vegas Boulevard
Las Vegas, Nevada                                                   89109
------------------------                                            -----
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code: (702) 414-1000
                                                    --------------

                                 Not applicable
                                 --------------
          (Former name or former address if changed since last report)

Item 5.  Other Events.

         On October 15, 1999, Las Vegas Sands, Inc. (the "Company") issued a press release with the following text:

                  "Las Vegas Sands, Inc. announced today that it expects to report consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $18 to $19 million, for the quarter ended September 30, 1999. The expected results reflected a continued ramp up of operations after construction disruptions related to its May 4 opening. Consolidated total net revenue for the third quarter was approximately $100 million. The Company experienced lower than normal win percentage in its table games for the quarter of 16%, compared to the Company's estimated normal win percentage of 19%. Casino win percentage can fluctuate over short periods of time. The Company estimates that a normalized win percentage would have resulted in EBITDA of approximately $23 to $24 million for the third quarter. Total EBITDA normalized operating margin of the hotel casino, excluding the Grand Canal Shops, is expected to approximate 23% of net revenues during the quarter. Casino departmental margins were effected by costly promotions, lower win percentages and activities related to building a stronger casino database. The hotel rooms departmental margins improved as operating efficiencies were achieved throughout the third quarter.

                  The Venetian hotel average daily room rate for July, August and September was $127, $145 and $162, respectively and room occupancy for the three months was 85%, 92% and 92%, respectively. October to date room rates have averaged $188 with 90% occupancy.

                  Slot handle increased from $116 million in July to $126 million in August, an increase of 8.6%, and to $141 million for September, an increase of 11.9% from August. Table games drop averaged $2 million per day during the third quarter, compared to $1.3 million per day during the second quarter.

                  The Grand Canal Shops, the Venetian's retail mall, currently has 53 tenants. In addition 12 other tenants are under construction in the Mall and when complete will bring total occupancy to approximately 95%. Most of the Grand Canal Shops tenants commenced operations during the third quarter. The 38 stores, which were open for business for the full month of August, reported average annualized sales per square foot of approximately $1000. The Mall subsidiary contribution to consolidated EBITDA for the third quarter is expected to approximate $300,000, lower than anticipated because of tenants' staggered openings throughout the quarter and rent abatements granted for construction delay claims.

                  The Company paid all of its scheduled interest and principal debt service payments during the third quarter. Total debt decreased during the third quarter from $934 million to $928 million.

                  Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, acts of god, and competition for construction, hotel, casino, food and beverage, and related labor and materials in the Las Vegas market. Reference is hereby made to the "Risk Factors" set forth in the Company's Form S-4 filed with the Securities and Exchange Commission."

         In addition, the Company also reported that during the third quarter the Company's principal stockholder, Sheldon G. Adelson, made available approximately $9 million to the Company for working capital purposes.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                    LAS VEGAS SANDS, INC.


                                    By: /s/ David Friedman
                                        ------------------
                                        Name:  David Friedman
                                        Title: Secretary and Assistant to the
                                               Chairman of the Board

Dated: October 15, 1999